Exhibit 10.1
Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii)
information that is private or confidential. The redacted information is identified by the mark “[***]”.

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made by and between Gunho Ko (also known as Alex Ko) (“Employee”) and Hope Bancorp, Inc. and its wholly owned subsidiary Bank of Hope (collectively referred to as “Employer”). Employee and Employer shall be referred to herein together as the “Parties,” or individually as a “Party.”

RECITALS

WHEREAS, on April 7, 2008, Employee began his employment with Wilshire State Bank, one of the predecessor entities of Employer;

WHEREAS, Employee currently is employed as Employer’s Senior Executive Vice President, Chief Financial Officer;

WHEREAS, Employee received a copy of the Employee Handbook, most recently updated as of November 2020 (the “Handbook”), which contained a Non-Disclosure Policy section therein that requires Employee to maintain the strict confidentiality of Employer’s confidential, proprietary, and trade secret documents after Employee’s employment with Employer;

WHEREAS, Employee signed an Acknowledgment of Receipt (“Acknowledgment Form”), wherein Employee acknowledged and agreed to the terms of the Handbook, including the requirement to maintain the strict confidentiality of Employer’s confidential, proprietary, and trade secret documents even after Employee’s employment with Employer;

WHEREAS, Employee resigned, or will resign, from his employment with Employer as of January 6, 2023 (the “Resignation Date”);

WHEREAS, Employee will enter into a consulting agreement (“Consulting Agreement”) with Employer to act as an independent contractor to perform certain consulting services for Employer, subject to the terms and conditions set forth in such agreement (“Consulting Service”); and

WHEREAS, the Parties wish to resolve all disputes, claims, causes of action, complaints, grievances, charges, actions, petitions, and demands (collectively, “Claims”; individually, a “Claim”) that Employee may have against Employer and any of the Releasees (as defined below in Section 5), including, but not limited to, all Claims arising out of or in any way related to Employee’s employment with or separation from Employer.

NOW, THEREFORE, in consideration of the mutual promises made herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

COVENANTS

1.Payment. In exchange for Employee’s execution, and non-revocation of, this Agreement, Employer agrees to pay Employee a lump sum of Four Hundred Thirty Thousand Five Hundred and 00/100 Dollars ($430,500.00) in cash (the “Payment”), less applicable withholdings and deductions. Within fourteen (14) calendar days from the Effective Date (as defined below in Section 27), Employer shall send the Payment, less applicable withholdings and deductions, through payroll. In all cases, the Payment will be made in calendar year 2023. The Parties agree that the proffering of this Payment shall not be deemed as, construed as, or argued to represent any admission of fault by Employer.

2.Resignation; Outstanding Equity Awards. As of the Resignation Date, Employee (a) has resigned, or will resign, from his employment with Employer and (b) has terminated his relationship (including, but not limited to, termination or resignation of executive officer positions) with any of the Releasees (as defined below in Section 5). Employee agrees, approves, will not dispute, and will not deny the truth of the points, representations, and language in the press release regarding his resignation from his employment with Employer, attached hereto as Exhibit A. Notwithstanding the foregoing, any outstanding equity awards granted to Employee during his employment with Employer shall continue to vest until the termination of the Consulting Service, subject to the other terms and conditions applicable to such equity awards. After the termination of Consulting Service, all outstanding and unvested equity awards shall be forfeited, subject to the ability to exercise any vested option awards pursuant to the terms and conditions applicable thereto; provided, however, that the Employer’s Human Resources and Compensation Committee shall accelerate the scheduled vesting of the awards set forth on Schedule 1 hereto to the earlier of: (i) March 31, 2023 and (ii) the termination date of the Consulting Agreement as follows: (A) due to the consultant’s death or disability pursuant to Section 3(a)(ii) of the Consulting Agreement, (B) by the Company for any reason upon fourteen (14) days’ notice pursuant to Section 3(a)(vii) of the Consulting Agreement, or (C) by the Company pursuant to Section 3(b) of the Consulting Agreement, with such acceleration subject in all cases to the Employee continuing to provide the Consulting Service through the relevant acceleration date.

3.Benefits. Employee’s health insurance benefits ceased on the last day of January 2023 and were subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, ceased as of the Resignation Date.

4.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that Employer has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee, including, but not limited to, any vested equity set forth in any and all equity agreements entered into between Employee and Employer. The payments from Employer to Employee pursuant to the terms of this Agreement, including the Payment in Section 1, are not provided as a raise, bonus, or condition of Employee’s employment with Employer.

5.Release of Claims. Employee agrees that the foregoing consideration represents settlement of all Claims and is above and beyond all outstanding obligations owed to Employee by Employer and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, parents, subsidiaries, predecessor corporations and companies, successor corporations and companies, related corporations and companies (including, but not limited to, Hope Bancorp, Inc.; Bank of Hope; Wilshire Bancorp, Inc.; and Wilshire Bank), and assigns

(collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any Claim, duty, or obligation relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date when Employee executes this Agreement, including, without limitation:

a. any and all Claims relating to, arising from, or resulting from Employee’s employment relationship with Employer and the termination of such relationship;

b. any and all Claims relating to, arising from, or resulting from any equity agreement entered into between Employee and Employer;

c. any and all Claims for wrongful discharge or constructive discharge of employment; termination (including constructive discharge) in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all Claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Polygraph Protection Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Occupational Safety and Health Act; the Uniform Services Employment and Reemployment Rights Act; the Rehabilitation Act of 1973; the Genetic Information Non-Discrimination Act; the Immigration Control and Reform Act; the Health Insurance Portability and Accountability Act of 1996; the California Family Rights Act; the California Labor Code; the California Fair Employment and Housing Act;

e. any and all Claims for violation of the federal or any state constitution;

f. any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any Claims for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any and all Claims for or requests to recover attorneys’ fees and costs.

Employee agrees that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Employer (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against Employer; Employee’s release of Claims herein bars Employee from recovering such monetary relief from Employer). Employee agrees that he is not an “aggrieved employee” in any way for purposes of California’s Private Attorneys General Act (“PAGA”), California Labor Code §§ 2698 et seq., and therefore Employer is not liable for any penalties pursuant to PAGA for any conduct arising during Employee’s employment with Employer. Employee represents that Employee has made no assignment or transfer of any right, Claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 5.

6.Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Employee in this Agreement, Employee waives, releases, and discharges the Releasees from any and all Claims, whether known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees under the Age Discrimination in Employment Act, as amended, and its implementing regulations that occurred up until and including the date when Employee executes this Agreement. Employee acknowledges and agrees that:

a.Employee has read this Agreement in its entirety and understands all of its terms;

b.Employee has been advised to consult with an attorney of Employee’s choosing before signing this Agreement;

c.Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions in this Agreement including, but not limited to, the waiver, release, and covenants set forth in Sections 5 and 6;

d.Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Employee is otherwise entitled;

e.Employee was given at least twenty-one (21) calendar days to consider the terms of this Agreement and consult with an attorney of Employee’s choice, although Employee may sign this Agreement sooner if desired;

f.Employee understands that Employee has seven (7) calendar days after signing this Agreement (the “Revocation Period”) to revoke the release in this Section 6 by delivering notice of revocation by mailing and e-mailing a notice to Young K. Lee at 3200 Wilshire Boulevard, Suite 610, Los Angeles, CA 90010; E-mail: [***], before the end of this seven-day period; and

g.Employee understands that the release in this Section 6 does not apply to rights and claims that may arise after the date on which Employee executes this Agreement.

7.California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code section 1542, a statute that otherwise prohibits the release of unknown Claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR THE RELEASED PARTY.

Being aware of said code section, Employee agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.

8.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, actions, or Claims pending in Employee’s name, or on behalf of any other person or entity, against Employer or any of the other Releasees. Employee also represents that Employee does not intend to bring any Claims on Employee’s own behalf or on behalf of any other person or entity against Employer or any of the other Releasees.

9.No Right to Employment. Employee understands and agrees that Employee, (a) currently, is not entitled to any employment with Employer and (b) is not entitled to any future employment with Employer. Notwithstanding Employee’s acknowledgment that Employee is not entitled to employment or future employment with Employer as a matter of right, contract, or other basis, this Section 9 does not prohibit, prevent, or otherwise restrict Employee from applying for or obtaining future employment with Employer pursuant to Employer’s employment application process.

10.Confidentiality. Employee agrees to maintain in complete confidence the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as otherwise required by law, Employee may disclose Separation Information only to Employee’s spouse, a court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

11.Non-Disclosure and Non-Use of Confidential, Proprietary, and Trade Secret Information. Employee reaffirms and agrees to observe and abide by the terms of the Non- - ...........

Disclosure Policy section in the Handbook, which requires Employee to maintain the strict confidentiality of Employer’s confidential, proprietary, and trade secret documents after Employee’s employment with Employer. In addition to Employee’s obligations set forth therein, Employee also acknowledges and agrees:

a.Employee acknowledges that, during the course of his employment with Employer, Employee has had knowledge of and access to certain confidential, proprietary, and trade secrets information belonging to Employer, including, but not limited to, Employer’s financial documents, business information, operation information and plans, and methodologies developed by Employer (collectively, “Confidential Information”). Employee agrees to undertake a fiduciary obligation to protect against the disclosure and third-party use of any Confidential Information. Employee shall not disclose, communicate, divulge, or allow other person or entity to use to their personal, competitive, or economic advantage any Confidential Information, except where Employee has received prior written consent from Employer or as otherwise required by law or by judicial or administrative process or order, and in that case only after compliance with Section 11(b) below. Confidential Information refers to the information belonging to Employer and is not intended as, nor should it be interpreted as: (i) a non-competition restrictive covenant between the Parties; (ii) restraining Employee from engaging in a lawful profession, trade, or business of any kind; or (iii) a restriction referring to all aspects of a particular profession, trade, or business.

b.If a person not a Party to this Agreement requests or demands that Employee disclose Confidential Information or produce documents containing Confidential Information, Employee will, to the extent permitted by law, immediately notify Employer and will provide Employer a reasonable opportunity to respond to such request or demand before Employee responds to the request or demand.

c.Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. § 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d.Employee understands and acknowledges that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (individually, “Government Agency”; collectively, “Government Agencies”). Employee further understands and acknowledges that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or to otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer.

12.Cooperation.

a.Employee agrees that Employee will not encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, or Claims by any third party against any of the Releasees, unless under a subpoena or other court order to do so, and except as otherwise provided in Section 11(c) and 11(d). Employee agrees both to immediately notify Employer upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, or Claims against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

b.The Parties agree that Employee has been involved in certain matters during Employee’s employment, and Employer may need Employee’s cooperation in the future. Accordingly, Employee agrees that Employee shall cooperate with Employer regarding any complaint, grievance, charge, claim, or allegation relating to any lawsuit, action, investigation, or audit that (i) is brought by or against Employer and (ii) is directly or indirectly related to Employee’s employment with Employer.

13.Non-Disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to Employer’s human resources department. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

14.Equitable Remedies. Employee acknowledges and agrees that Employer and the Releasees would be irreparably damaged in the event that any provision of this Agreement were breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Employee agrees that, to the extent permissible under applicable law, Employer and the Releasees shall be entitled, in addition to all other rights and remedies existing in their favor, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) against Employee to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically in any court of the United States or any state having jurisdiction, without the necessity of posting a bond or other security or of proving actual damages.

15.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed Claims by Employee. No action taken by Employer, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential Claims or (b) an acknowledgment or admission by Employer of any fault or liability whatsoever to Employee or to any third party.

16.No Representations Relating to Taxability. Neither Employer nor its counsel has made any representations regarding the taxability of the monetary consideration by Employer, including the Payment, made pursuant to this Agreement. Employee represents that Employee (a) has had an opportunity to receive independent legal advice regarding the taxability of any sums - .....

payable to Employee hereunder and (b) has not relied upon any representation of Employer or its counsel relating to the taxability of any sums made pursuant to this Agreement. Employee understands and expressly agrees that in the event any income or other taxes, including any interest or penalties, are determined to be owed by Employee on the payments made pursuant to this Agreement, that Employee will be solely responsible for the payment of such amounts.

17.Costs of Agreement. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.Arbitration. The Parties agree that:

a.Except for Excluded Claims (as defined below in Section 18(g)), any and all Claims arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration in County of Los Angeles, California before JAMS, pursuant to the then-existing version of the JAMS Employment Arbitration Rules & Procedures (“JAMS Rules”). The Parties can obtain a copy of the JAMS Rules (i) on the JAMS’ website (https://www.jamsadr.com/rules-employment) or (ii) by calling JAMS directly at (800) 352-5267. The JAMS Rules are incorporated herein by reference. The Parties expressly agree that the arbitrator, not a court, will determine issues of arbitrability or waiver of arbitrability.

b.The arbitration will be before a neutral arbitrator, who shall have the power to decide, among other things, any motions brought by any Party, including discovery motions, motions for sanctions, motions for summary judgment and/or adjudication, motions to dismiss, and demurrers, applying the standards set forth under the California Code of Civil Procedure. The arbitrator may also grant injunctions and all other types of relief the Parties would otherwise be available in court. Although the Parties shall be entitled to more than minimal discovery; however, the arbitrator also shall have the authority to order discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. To the extent that the JAMS Rules are in irreconcilable conflict with California law, California law shall take precedence over the JAMS Rules.

c.Pursuant to California Code of Civil Procedure section 1283.8, the arbitrator shall issue the arbitration decision (and, if applicable, award) within 180 days of a Party initiating arbitration as set forth in this Section 18 or a Party issuing its arbitration demand, whichever comes sooner.

d.The decision of the arbitrator shall be final, conclusive, and binding on the Parties. The arbitrator shall issue a written final decision or award on the merits. The Parties agree that that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

e.The Parties hereby agree to waive their right to have any Claim between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this Section 18(e) will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their Claim relating to this Agreement and any agreements incorporated herein by reference.

f.Except for Excluded Claims (as defined below in Section 18(g)), the Parties intend and agree that: (i) class action, collective actions, and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) the Parties will not assert or participate in any class action, collective action, or representative action claims against the other Party in arbitration, court, or other judicial forum; (iii) the Parties shall only submit their own, individual Claims in arbitration and will not seek to represent the interests of any other person; and (iv) nothing in this Agreement shall be interpreted as any Party’s intent to arbitrate Claims on a class, collective, or representative basis. To the extent the Parties’ Claims involve both timely filed Excluded Claims and Claims subject to arbitration under this Agreement, the Parties agree to bifurcate Excluded Claims from Claims subject to arbitration and stay the Excluded Claims for the duration of the arbitration proceedings.

g.“Excluded Claims” are causes of action or claims: (i) under the National Labor Relations Act; (ii) under the California Workers’ Compensation Act; (iii) for unemployment compensation benefits; (iv) for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974; (v) subject to the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act; or (vi) that are expressly prohibited from mandatory arbitration under applicable law.

h.With respect to costs associated with and unique to the arbitration set forth under this Section 18, Employee shall only pay the JAMS filing or administrative fee up to the equivalent amount of the initial filing Employee would have paid to commence an action in the Superior Court of California, County of Los Angeles. Employer will pay any other JAMS administrative fees, arbitrator’s fees, and any additional fees unique to arbitration within 30 days after the due date of such fees.

i.A Party who is forced to file a motion or petition to compel arbitration of a dispute arising under this Agreement may recover attorneys’ fees incurred in making the successful motion or petition.

j.Should any part of this Section 18 conflict with any other arbitration agreement between the Parties, whether written, oral, or implied, the Parties agree that this Section 18 shall govern.

19.Authority. Employer represents and warrants that the undersigned has the authority to act on behalf of Employer and to bind Employer and all who may claim through them to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the Claims released herein.

20.No Representations. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the - . ............

provisions of this Agreement. Employee has not relied upon any representations or statements made by Employer that are not specifically set forth in this Agreement.

21.Severability. In the event that a court of competent jurisdiction, arbitrator, or other judicial tribunal declares or finds that any provision or portion of this Agreement is illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. To the extent permitted by law, a court of competent jurisdiction, arbitrator, or other judicial tribunal may blue-pencil or interpret the language of a provision in this Agreement in accordance with the Parties and in compliance with applicable law.

22.Fees and Costs. In the event that either Party brings an action to enforce, defend, or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action (“Fees and Costs”). Specifically, unless otherwise prohibited by applicable law, an arbitrator, court, governmental agency, or other judicial tribunal shall (i) award Fees and Costs to the prevailing party of an arbitration under this Agreement and (ii) award Fees and Costs to the prevailing party in the event any legal action or arbitration is commenced of any kind or character to enforce the provisions of this Agreement or to obtain damages for a breach thereof.

23.Entire Agreement; Full Integration. This Agreement (including Exhibit A) represents the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and Employee’s employment with and separation from Employer and the events leading thereto and associated therewith. This Agreement (including Exhibit A) supersedes and replaces any and all prior agreements, promises, representations, and understandings concerning the subject matter of this Agreement and Employee’s relationship with Employer, with the exception of the Handbook and Acknowledgment Form (both of which are incorporated herein by reference). No extrinsic evidence whatsoever may be introduced in any judicial proceeding or arbitration involving this Agreement.

24.Mutual Drafting. Each Party has participated, or had the right to participate, in the drafting, negotiation, and preparation of this Agreement. The Parties expressly waive any Claim, rule of law, contention, or argument that would require ambiguities in this Agreement to be interpreted or construed against the Party that drafted this Agreement.

25.No Oral Modification. This Agreement shall only be amended in a writing signed by both Employee and Employer’s Chief Executive Officer.

26.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction and venue in the State of California.

27.Effective Date. Employee understands that this Agreement shall be null and void if Employee does not execute this Agreement within twenty-two days (22) days from the date this Agreement is provided to Employee or Employee’s legal counsel. This Agreement will become effective on the eighth (8th) calendar day after a copy signed by Employee is tendered to Employer

(the “Effective Date”), as long as Employee has not revoked this Agreement pursuant to Section 6(f) of this Agreement. No Payments due to Employee under this Agreement shall be made prior to the expiration of the Revocation Period.

28.Section Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

29.Counterparts. This Agreement may be executed in counterparts, each of which shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The Parties also understand and agree that a facsimile, electronic signature, or digital signature shall be deemed an original signature for purposes of this Agreement.

30.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, deliberately, without any duress or undue influence on the part or behalf of Employer or any third party, being completely informed, with the full intent of releasing all of Employee’s Claims against Employer and any of the other Releasees. Employee acknowledges that:

a.Employee has read this Agreement;

b.Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

c.Employee understands the terms and consequences of this Agreement and of the releases it contains; and

d.Employee is fully aware of the legal and binding effect of this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

    EMPLOYEE:

Dated: January 5, 2023      /s/ Alex Ko
    Gunho Ko (also known as Alex Ko)

    EMPLOYER:

    HOPE BANCORP, INC.

Dated: January 5, 2023     By: /s/ Kevin S. Kim
        Kevin S. Kim
        President & Chief Executive Officer

    BANK OF HOPE

Dated: January 5, 2023     By: /s/ Kevin S. Kim
        Kevin S. Kim
        President & Chief Executive Officer

Schedule 1

Restricted Stock Units

	Description	Number of Units	Current Vest Date
1.	2021 RSU, 2nd tranche	1,989	March 17, 2023
2.	2022 RSU, 1st tranche	2,729	March 23, 2023
3.	2022 RSU, 1st tranche	1,912	March 23, 2023
4.	2020 RSU, 3rd tranche	3,334	April 22, 2023
5.	2021 RSU, 2nd tranche	1,838	May 19, 2023
6.	2022 RSU, 2nd tranche	2,730	March 23, 2024

Performance Stock Units

	Description	Target Units	Current Vest Date
1.	2020 Relative ROAA - PSU	5000*	When the performance conditions have been satisfied – performance period ends December 31, 2022
2.	2020 Relative TSR - PSU	5000*	When the performance conditions have been satisfied – performance period ends December 31, 2022

*If not already vested during the Term based on actual satisfaction of performance conditions, the shares will be vested based on best estimates of the performance conditions relating to ROAA and TSR.